Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Issues Statement

NEW YORK, November 12, 2015 – RCS Capital Corporation (“RCS Capital” or the “Company”) (NYSE: RCAP) today issued the following statement:

“RCS Capital is aware of the Massachusetts Securities Division’s investigation and is fully cooperating with all relevant agencies. RCS Capital has received the complaint and is currently reviewing it. At this time, the Company has no further comment.”

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, investment banking, capital markets, investment research, and, until the completion of recently announced pending sales, wholesale distribution and investment management, RCS Capital’s business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to satisfy the NYSE minimum share price requirement. Additional factors that may affect future results are contained in RCS Capital’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Jonathan Keehner Mahmoud Siddig Joele Frank, Wilkinson Brimmer Katcher jkeehner@joelefrank.com msiddig@joelefrank.com (212) 355-4449	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Brian D. Jones Chief Financial Officer RCS Capital Corporation BJones@rcscapital.com (646) 937-6903